Exhibit 99.1

TIMCO Aviation Services, Inc.

NEWS

Release:	August 16, 2004

Contact:	Roy T. Rimmer, Jr., Chairman & Chief Executive Officer C. Robert Campbell, Executive Vice President & Chief Financial Officer (336) 668-4410

TIMCO AVIATION SERVICES, INC. ANNOUNCES SECOND QUARTER 2004 RESULTS

Greensboro, North Carolina, August 16, 2004 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced its results of operations for the 2004 second quarter.

Revenue for the three months ended June 30, 2004 was $78.2 million, compared to $52.1 million for the second quarter of 2003, an increase of 50%. Net loss from continuing operations was $0.4 million for the 2004 second quarter compared to a net loss of $2.9 million for the comparable 2003 period. Net loss from continuing operations for the second quarter of 2004 benefited from a gain on the settlement of a warrant obligation of $0.2 million. Net loss from continuing operations for second quarter of 2003 benefited from the elimination and reduction of accruals aggregating $0.6 million and from a tax benefit of $0.7 million. Without these benefits, the net loss from continuing operations for the 2004 and 2003 second quarter would have been $0.6 million and $4.2 million, respectively. Management believes that comparison of its 2004 and 2003 second quarter net loss without the effect of the above-described items provides a useful measure for investors to compare the Company’s period-to-period results of operations. After accounting for income from discontinued operations, net loss for the second quarter of 2004 was $248,000 ($0.01 per basic and diluted share), compared to a net loss of $27,000 ($0.00 per basic share and diluted share) for the 2003 second quarter.

Revenue for the six months ended June 30, 2004 was $161.5 million, compared to $103.4 million for the first half of 2003, an increase of 56%. Net loss from continuing operations was $1.2 million for the 2004 first half, compared to a net loss of $2.9 million for the comparable 2003 period. Net loss from continuing operations for the first half of 2004 benefited from a gain on the settlement of a warrant obligation of $0.2 million. Net loss from continuing operations for the first half of 2003 benefited from the elimination and reduction of accruals aggregating $1.2 million and from a tax benefit of $0.9 million. Without these benefits, the net loss from continuing operations for the 2004 and 2003 first half would have been $1.4 million and $5.0 million, respectively. Management believes that comparison of its 2004 and 2003 first half net loss without the effect of the above-described items provides a useful measure for investors to compare the Company’s period-to-period results of operations. After accounting for income from discontinued operations, net loss for the first half of 2004 was $130,000 ($0.00 per basic share and diluted share), compared to a net income of $292,000 ($0.01 per basic and diluted share) for the 2003 first half.

Roy T. Rimmer, Jr., the Company’s Chairman and Chief Executive Officer, stated: “Second quarter results highlight continued progress at TIMCO. Our efforts to grow and satisfy our customer base are reflected in our 50% quarter-over-quarter revenue growth. Our airframe maintenance, engine maintenance, line maintenance, engineering and interiors businesses have all had substantial growth this year. We are working diligently toward growing our customer base, increasing the level of services that we provide to our customers and containing our costs. I very much appreciate the hard work and dedication of all of TIMCO’s employees, whose collective efforts have made our progress possible.”

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Gil West, the Company’s President and Chief Operating Officer, stated: “We are gratified by the additional customer commitments received in several of our businesses. While our results for the first half of 2004 have been negatively impacted by the startup costs associated with multiple lines of DC-10 work for a major new customer, we continue to see a trend toward outsourced aircraft maintenance as well as strong growth in our engineering and interior related businesses.”

TIMCO Aviation Services, Inc. is among the world’s largest providers of fully integrated aviation maintenance, repair and overhaul (MR&O) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MR&O businesses: TIMCO, which, with its four active locations (Greensboro, NC, Macon, GA, Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world; Aircraft Interior Design and Brice Manufacturing, which specialize in the refurbishment of aircraft interior components and the manufacture and sale of aftermarket parts and new aircraft seats; TIMCO Engineered Systems, which provides engineering services both to our other MR&O operations and to our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engine. Visit TIMCO online at www.timco.aero.

This press release contains certain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, and those identified below, could adversely affect the Company’s ability to obtain these results: the Company’s ability to continue to generate sufficient working capital from operations to meet its operating requirements and service its indebtedness, the Company maintaining good working relationships with its vendors and customers, competitive pricing for the Company’s products and services, the Company’s ability to achieve gross margins at which it can be profitable, including margins on services the Company performs on a fixed price basis, competition in the aircraft maintenance, repair and overhaul market, the Company’s ability to attract and retain qualified personnel in its business, utilization rates for the Company’s MR&O facilities, the Company’s ability to integrate future acquisitions, the Company’s ability to effectively manage its business, economic factors which affect the airline industry generally and thereby affect our business (since our customer base consists primarily of airlines and freight carriers), including the amount of aircraft maintenance being outsourced, the price of jet fuel and the ongoing war on terrorism, and changes in government regulations. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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TIMCO Aviation Services, Inc.

($ thousands, except per share data)

			Three months ended June 30,		Six months ended June 30,
			2004	2003	2004	2003
Operating revenue			$78,172	$52,112	$161,502	$103,396
Gross Profit			7,008	1,575	13,099	5,093
Gross Profit Percentage			9.0%	3.0%	8.1%	4.9%
Operating expenses	(a	)	5,608	3,721	10,907	6,671
Operating expenses as a % of revenue	(a	)	7.2%	7.1%	6.8%	6.5%
Income (loss) from operations	(a	)	1,400	(2,146)	2,192	(1,578)
Loss from continuing operations	(b	)	(392)	(2,905)	(1,245)	(2,883)
Income, net, from discontinued operations	(c	)	144	2,878	1,115	3,175
Net (loss) income			$(248)	$(27)	$(130)	$292
Basic (loss)income per share			$(0.01)	$0.00	$0.00	$0.01
Diluted (loss) income per share			$(0.01)	$0.00	$0.00	$0.01

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We are providing the following information to allow what the Company believes to be a meaningful comparison of its period to period results.

(a)	2003 second quarter and first half operating expenses benefited from the elimination of accruals aggregating $564 and $1,264, respectively. Without the impact of these items, operating expenses for the 2003 second quarter and first half would have been $4,285 (8.2% of revenues) and $7,935 (7.7% of revenues), respectively, and the loss from operations would have been ($2,710) and ($2,842), respectively.

(b)	Income from continuing operations for the 2004 second quarter and first half included a gain on the settlement of a warrant obligation of $209. Income from continuing operations in the second quarter and first half of 2003 included income tax benefits of $710 and $884, respectively. Without the benefit of these items and of the items described in (a) above, the loss from continuing operations for the second quarter of 2004 and 2003 would have been ($601) and ($4,179), respectively, and the loss from continuing operations for the first half of 2004 and 2003 would have been ($1,454) and ($5,031), respectively.

(c)	Income, net, from discontinued operations reflects the gain on, the collection of receivables and the sale of inventory from discontinued operations. The Company’s manufacturing, redistribution and new parts operations were sold in fiscal 2000 and the process of collection on the assets from these discontinued operations is winding down. As a result, income from discontinued operations is not expected to be significant in future periods. Income, net from discontinued operations for the six months ended June 30, 2004 included an $825 benefit from the sale of our Miramar facility and a $2,700 benefit from the elimination and settlement of contingency exposures and reserves relating to discontinued operations in the three and six month periods ended June 30, 2003.